UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 2, 2006 (October 13, 2006)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8: Other Events.

Item 8.01.  Other Events.

On October 13, U.S. Energy Corp. (“USE”) notified the board of directors of Crested Corp. that USE has established a special committee to evaluate whether, and if so how, USE might offer to acquire the common stock of Crested (29%) not owned by USE (which now owns 71% of Crested). The special committee is comprised of H. Russell Fraser and Michael Anderson, current independent directors.

The special committee is evaluating what price, and other terms, may be appropriate for USE to offer. Crested has established a special committee, which will determine if an offer, and the terms of an offer, by USE (when and if made) would be fair to the Crested minority shareholders.

If USE’s board of directors, acting on the recommendation of the USE special committee, should make an offer for USE to acquire the minority shares of Crested, the Crested special committee will determine if the offer, and its terms (when and if USE makes an offer) would be fair to the Crested minority shareholders.

The special committee has retained Navigant Capital Advisors, LLC as its financial advisor to provide an opinion on the fairness, to USE, of such offer as USE may make to Crested.

Please note that USE has not and may not in the future make an offer to Crested, and if it does make an offer, Crested may not accept such an offer. In any event, no prediction is made whether or not an offer will be made by USE to acquire the Crested minority shares, or if made, whether that offer would be recommended by the Crested board of directors to the minority shareholders for approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: November 2, 2006	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO